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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                            1997        1996        1995        1994       1993
                                            ----        ----        ----        ----       ----
Earnings Before Income Taxes               394,559     282,421     295,188     249,328    266,995
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FIXED CHARGES

                    Interest Expense        20,821      20,102      17,231       9,961      7,389

              One third rent expense           635         246         307         108         68

                 Total Fixed Charges        21,456      20,348      17,538      10,069      7,457

Earnings Available for Fixed Charges       416,015     302,769     312,726     259,397    274,452

                               Ratio         19.39       14.88       17.83       25.76      36.80
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